Exhibit 10.39

WITHOUT PREJUDICE AND SUBJECT TO CONTRACT

DATED                        December 20,                          2012

(1)	BANK MACHINE LIMITED
(2)	CARDTRONICS INCORPORATED

and

(3)RONALD JOSEPH DELNEVO

COMPROMISE AGREEMENT

28-44 Alma Street  Luton  Bedfordshire  LU1 2PL  tel 01582 731161  fax 01582 457900

dx 130460 Luton 10  email luton@taylorwalton.co.uk  www.taylorwalton.co.uk

REF:AC01/682/8

WITHOUT PREJUDICE AND

SUBJECT TO CONTRACT

COMPROMISE AGREEMENT

THIS AGREEMENT is made the            20th             day of            December                                       2012

BETWEEN:

1.	Bank Machine Limited (Registration Number 03610221) whose registered office is situated at 1 Park Row, Leeds, West Yorkshire ,LS1 5AB (“the Company”);
2.	Cardtronics Incorporated whose registered office is 3250 Briarpark Drive, Suite 400, Houston , Texas, 77042 ("the Second Company");and
3.	Mr Ronald Joseph Delnevo of 119 Pollards Hill South, South Norbury, London , SW16 4LS (“the Employee”).

RECITIALS

(A)

The Employee is employed by the Company pursuant to that Amended and Restated Service Agreement between the Employee and the Company dated 17 May 2005, as amended by that First Amendment to Amended and Restated Service Agreement dated 5 June 2008  (collectively  "the  Employment Contract" at Schedule 1 to this Agreement).

(B)

The Employee was given 12 months notice of the termination of his employment by the Company on 12 November 2012  and was placed on Garden Leave with immediate effect in accordance with Clause 3.4 of the Employment Contract.

(C)	The Second Company is the ultimate holding company of the Company.
(D)

The Company and the Employee wish to settle all claims which the Employee has or may have arising out of the Employee's employment or its termination against the Company, any Group Company and any of its or their respective present or former officers, shareholders, employees or workers, including in particular those claims set out in clause 6 which the Employee has intimated and /intimates in this Agreement.

(E)

The Second Company and the Employee wish to settle all claims which the Employee has or may have in relation to his claim for Series B Shares following the Second Company’s initial public offering shares in August 2005.

IT IS HEREBY AGREED:

1.	DEFINITIONS

1.1.	In this Agreement unless the context requires otherwise the definitions are those listed below:

“the Acts”

shall mean the Equal Pay Act 1970, the ERA, the Employment Act 2002, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Trade Union and Labour Relations (Consolidation) Act 1992, Protection from Harassment Act 1997, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Public Interest Disclosure Act 1998, the ERA as applied by section 14 of the Employment Relations Act 1999, the Transnational Information and Consultation of Employees Regulations 1999, the ERA as applied by Regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the ERA as applied by Regulation 10 of the Fixed-term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003  Employment Equality (Age) Regulations 2006 and the Equality Act 2010 all as amended from time to time;

“Advisor”	shall mean a relevant independent advisor within the meaning of the Acts namely Richard Miskella of Lewis Silkin or another independent advisor within the meaning of the Acts;
"ATM Industry"

shall mean that industry or business pertaining to any one of the following activities: the manufacturing, selling, servicing, installing, operating, replenishing(cash), processing, advertising (on ATM screens or toppers), or managing of ATMs;

“the ERA”	shall mean the Employment Rights Act 1996;
"the Employment Contract"

shall mean the Amended and Restated Service Agreement dated 17 May 2005 as amended by that First Amendment to Amended and Restated Service Agreement dated 5 June 2008, each between the Company and the Employee at Schedule 1 to this Agreement;

"Extended Garden Leave"	shall mean the period from 12 November 2013 until 11 October 2014;
"Garden Leave"	shall mean the period from 12 November 2012 until 11 November 2013;
“Group Company”

shall mean any holding company of the Company and any subsidiary of the Company or of any such holding company and “holding company” and “subsidiary” shall have the meanings given to them by Section 1159 Companies Act 2006 (as amended);

Restricted Stock Unit Agreement	shall mean the Restricted Stock Unit Agreement(Final Award) made on 23 February 2012 between the Second Company and the Employee;
Series B Claims

shall mean any and all claims or causes of action arising from or relating in any manner to the issuance of 13,273 shares of convertible preferred stock by the Second Company to the Employee on or about 17 May 2005 in connection with the Second Company’s purchase of the Company., the subsequent conversion of that preferred stock into 13,273 shares of common stock of the Second Company at the time of the Second Company’s initial public offering conducted on or about 10 December 2007, and any other claim or cause of action arising from or relating to such stock, whether known, or unknown at this time, and whether or not asserted before the date of this Agreement, irrespective of whether any such claims or causes of action purportedly arise under the laws of England and Wales, the United States of America or any individual state, or any other jurisdiction, no matter where located;

“Termination Date”	shall mean 11 October 2014.

2.	GARDEN LEAVE AND EXTENDED GARDEN LEAVE

2.1.	The Employee’s employment with the Company will terminate on the Termination Date by reason of voluntary retirement by the Employee.

2.2.	In the meantime the Employee will remain an employee of the Company on Garden Leave and Extended Garden Leave in accordance with Clause 3.4 of the Employment Contract.

3.	THE CONDITIONS OF THE GARDEN LEAVE AND EXTENDED GARDEN LEAVE

3.1.

During the Garden Leave and Extended Garden Leave the Company will continue pay the Employee his current fixed annual salary  of £216,103,     his current annual car allowance of £12,000,  pay an annual contribution in equal monthly instalments of 10% of the Employee's basic salary into a personal pension scheme nominated by the Employee and pay in respect of the Employee, his spouse and dependent children premiums to a private medical insurance scheme with level of benefits provided as at the date of this Agreement.

3.2.

For the avoidance of doubt, the Employee will not be entitled to any cash bonus in accordance with the Employment Contract or otherwise during the Garden Leave or Extended Garden Leave and the Employee agrees that he is not owed any bonus payment for past performance.

3.3.

Save as set out in this Agreement all benefits provided to the Employee by the Company arising from his employment or its termination shall cease on the Termination Date and it is agreed that there are no monies outstanding or owing by the Company save those detailed in Clause 3.

3.4.	During the Garden Leave Period and the Extended Garden Leave Period the Employee shall:

3.4.1	comply with Clause 3.4 of the Employment Contract;
3.4.2

comply with Schedule 2 of the Employment Contract save that the termination date in Schedule 2 shall mean 11 November 2012 and the Restricted Period is the combined duration of the Garden Leave Period and the Extended Garden Leave Period;

3.4.3	not work or otherwise provide any consultative services either on his own account or on behalf of any other person, firm, company or client with respect to the ATM Industry;
3.4.4	provide and keep the Company updated with his contact details;
3.4.5	assist and make himself available to the Company and the Second Company on reasonable notice in relation to any business matters which requires the Employee's assistance;
3.4.6	take his annual leave entitlement and therefore will not be entitled to any salary in lieu of any outstanding holiday entitlement at the Termination Date;
3.4.7	shall notify the Company of any of his ATM related speaking engagements prior to the delivery of the speech and provide the Company a draft thereof; and

3.4.8	shall provide to the Company any ATM related written articles including blogs "tweets" and other ATM related comments in the social media he writes prior to publication.

Any Employee’s notification to the Company shall be accomplished by sending an appropriate email to the Second Company’s General Counsel at or such other email address that may hereafter be provided by the Company or the Second Company for such purpose.

For the avoidance of doubt the Employee hereby agrees to vary the Employment Contract to incorporate the provisions of Clause 3.1 to 3.4 of this Agreement.

3.4

In the event that the Employee is found by the Company during the Garden Leave or the Extended Garden Leave Period to have committed gross misconduct and is dismissed on a matter or matters which the Company has no knowledge of at the date of this Agreement and following a reasonable investigation and disciplinary procedure in accordance with the ACAS Code of Practice the Company shall be immediately released from any continuing obligations under this Agreement.

3.5

The Company warrants that it has carried out a thorough investigation into its affairs and to the best of its knowledge and belief, other than the issues raised in the disciplinary process which led to the service of notice of termination of employment on the Employee, there is nothing else it is aware of regarding the Employee’s performance and conduct at the date of this Agreement.

3.6	In the event of death of the Employee prior to the Termination Date the Employee will be entitled to the payments listed in Clause 3.1 to the date of death.

4.	LTIP PLANS

4.1      During the Garden Leave and the Extended Garden Leave the Restricted Stock Unit Agreement between the Second Company and the Employee will continue in full force and effect, therefore the Vesting Periods (as defined in the Restricted Stock Unit

Agreement) as to 16,200 Restricted Stock Units and 8,100 Restricted Stock Units covered thereby shall vest on 31 January 2013 and 31 January 2014, respectively; at which times the Second Company shall automatically convert each such restricted stock unit into one share of common stock of the Second Company and such shares shall become the irrevocable property of the Employee.

4.2      For the avoidance of doubt, the end of the Employee’s employment on the Termination Date will not be considered  a “Qualified Retirement” under the Restricted Stock Unit Agreement; therefore the 8,100 Restricted Stock Units covered by that agreement and that do not vest until 31 January 2015, shall be forfeited and surrendered back to the Second Company upon the execution of this Agreement and the Employee will not be entitled to any  retirement benefits including accelerated vesting of any outstanding shares with the Second Company.

4.3      In the event of death of the Employee prior to either 31 January 2013 or 31 January 2014, the vesting of the Restricted Stock Units that would have vested on such dates shall be deemed to have automatically vested as of the date of Employee’s death and the Second Company shall automatically convert each such Restricted Stock Unit affected by such accelerated vesting into one share of common stock of the Second Company and such shares shall become the irrevocable property of the Employee.

5.	RESIGNATION OF DIRECTORSHIPS

5.1.

The Employee shall immediately upon the entering into of this Agreement resign as a director of the Company and any other affiliate companies on which he may serve as a director, including without limitation the following companies:  Bank Machine Limited, Bank Machine (Acquisitions) Limited, Cardtronics Limited, New Wave ATM Installations Limited and Green Team Services Limited by delivering to the Second Company a letter of resignation in accordance with the draft set out in Schedule III.

5.2.

The Employee shall also upon the entering into of this Agreement resign his directorships, committee membership or officer positions with the UK Payments Council and the Link Network as of 21 December 2012 and will notify the Company of his resignation from the aforementioned bodies.

5.3.	The Employee may remain a member of, and continue in any roles with, the ATMIA under the terms of this Agreement.

6.	FULL AND FINAL SETTLEMENT

6.1.

The Employee agrees to accept the Extended Garden Leave in full and final settlement of  his "whistle blowing" claim against the Company and his Series B Claims against the Second Company including but not limited to any claims that he has asserted in his correspondence with the Second Company by his email of 9 October 2012 to Michael Keller of the Second Company, in addition to any or all other claims he has or may have against the  Company, the Second Company and/or any Group Company or any officer or employee thereof whether under contract, common law, tort, statute or otherwise arising from his employment with the Company or its termination and his shareholding with the Second Company, whether now known or unknown, and whether or not asserted before the date of this Agreement, including, but not limited to the following claims in respect of:-

6.1.1.	damages for breach of contract howsoever arising, including in respect of stigma;

6.1.2.	any stigma damages arising through contract, tort, discrimination or otherwise;

6.1.3.	outstanding pay, holiday pay, overtime, bonuses, commission, share options and benefits in kind;

6.1.4.	unfair dismissal or a redundancy payment under Parts X or XI Employment Rights Act ("ERA");

6.1.5.	unlawful deductions from wages under Part II ERA;

6.1.6.	any protected disclosure under Part IVA ERA;

6.1.7.	flexible working under Part VIIIA ERA;

6.1.8.	any other claim under the ERA;

6.1.9.	discrimination, victimisation or any other claim under the Sex Discrimination Act 1975 (as amended);

6.1.10.	discrimination, victimisation or any other claim under the Race Relations Act 1976 (as amended);

6.1.11.	discrimination, failure to make reasonable adjustments, victimisation or any other claim under the Disability Discrimination Act 1995 (as amended);

6.1.12.	discrimination, victimisation, failure to make reasonable adjustments or any other claim under the Equality Act 2010;

6.1.13.	any claim under the National Minimum Wage Act 1998;
6.1.14.	any claim under the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000;

6.1.15.	any claim under the Fixed–term Employees (Prevention of Less Favourable Treatment) Regulations 2002;

6.1.16.	any claim under the Employment Equality (Sexual Orientation) Regulations 2003;

6.1.17.	any claim under the Employment Equality (Religion or Belief) Regulations 2003;

6.1.18.	any claim under the Employment Equality (Age) Regulations 2006;

6.1.19.	harassment under any of the Acts or otherwise;

6.1.20.	any claim under the Equal Pay Act 1970 or relying on Article 141 of the Treaty of Rome;

6.1.21.	a breach of the Working Time Regulations 1998;

6.1.22.	any failure to comply with the Transfer of Undertakings (Protection of Employment) Regulations 2006;

6.1.23.	any failure to comply with the Transnational Information and Consultation of Employees Regulations 1999 and the Information and Consultation of Employees Regulations 2004;

6.1.24.	any failure to comply with the European Public Limited Liability Company Regulations 2004;

6.1.25.	any failure to comply with the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006;

6.1.26.	compensation under the Data Protection Act 1998;

6.1.27.	any failure to comply with the Human Rights Act 1998 or

6.1.28.	any existing physical or mental injury or impairment whether or not known to the Employee at the time of signing this Agreement;

but excluding any claim which the Employee has or may have in respect of accrued pension rights or personal injury claims not covered by Clause 6.1.28 above and his right to enforce the terms of this Agreement.

7.	SET OFF

7.1.

For the avoidance of doubt, if the Employee's rights under any of the statutory provisions or EC Legislation or contractual provisions referred to in Clause 6 above have not been validly and lawfully excluded by the provisions of this Agreement (which is not admitted), and

7.1.1.	If the Employee exercises such rights (or any of them);

7.1.2.	If any Employment Tribunal or Court of Law should find that any compensation is payable to the Employee by the Company as a consequence;

it is agreed that all and any sums paid or payable to the Employee in accordance with Clause 3.1 under during the Extended Garden Leave shall be set off as appropriate against any award of compensation and diminution of extinction thereof.

8.	EMPLOYMENT WARRANTIES

8.1.

The Employee warrants that, apart from the claims listed in Clause 6 above, and on the basis of the legal advice he has received, he has no other claims against the Company, the Second Company any Group Company or any officer or employee thereof, including any claim under the Acts.

8.2.	The Employee warrants that he has not brought and will not bring or commence any legal proceedings against the Company, the Second Company or any Group Company or any officer or employee thereof.

8.3.

The Employee warrants that, to the best of his knowledge and belief, there has been no act or omission at the date of this Agreement with the Company which amounted to gross misconduct or a serious breach of contract which would otherwise have entitled the Company to summarily dismiss him.

8.4.

The Employee warrants that, as at the date of this Agreement, he is not aware that he is suffering from or is likely to suffer from any physical or mental injury, illness or other condition that would be capable of being used as the basis of a personal injury claim against the Company, the Second Company, any Group Company and/or any officer or employee thereof including any personal injury connected with the termination of his employment.

8.5.

The Employee warrants that he has returned or will return within 7 days of the date of this Agreement all property belonging to the Company including without limitation laptop computers, credit cards, keys, computer data, disks, software, hardware, mobile telephones and documents (originals and copies) and undertakes that he will return to the Company forthwith any such property which may subsequently come into his possession or control.

8.6.	The Employee warrants that any data or other information belonging or relating to the Company and stored on the Employee's personal or home computer or other equipment has been permanently deleted.

8.7.	The Employee warrants that he has not accepted or agreed to accept an alternative offer of employment as at the date of this Agreement.

8.8.

The Company enters into this Agreement and has agreed to the Extended Garden Leave in reliance on the warranties given by the Employee at Clauses 8 and 10 of this Agreement.  In the event that the Employee issues a claim relating to the Employee’s employment or its termination against the Company or any Group Company or any officer or employee thereof, whether in the Employment Tribunal, the High Court, the County Court or otherwise the Employee agrees that he will repay to the Company on demand the value of the salary and benefits detailed in Clause 3.1  he has received from the Company during the Extended Garden Leave  in full, and that the sum will be recoverable by the Company as a debt, together with all costs (including legal fees on an indemnity basis) incurred by the Company in recovering the Payment and/or in relation to any claim so issued.

9.	PRESS RELEASE AND ACKNOWLEDGEMENT OF SERVICE

9.1.

The Company will issue the press release in the terms of the draft produced in the attached Schedule IV on the Termination Date.  The Employee will also be thanked in the Second Company’s    Annual Report for 2014 for his loyal service to the Company.

10.	LEGAL ADVICE

10.1.	To give full effect to the provisions of this Agreement the Employee warrants that:-

10.1.1.

he has instructed the Advisor to advise as to whether he has or may have any claims, including statutory claims and/or claims under the Acts, against the Company, any Group Company or any officer or employee thereof arising out of or in connection with his employment or its termination;

10.1.2.	he has provided the Advisor with all available information which the Advisor requires or may require in order to advise whether he has any such claims; and

10.1.3.

the Advisor has advised him that, based on the information available to the Advisor, his only claims or complaints against the Company, any Group Company or any officer or employee thereof whether statutory or otherwise are listed in Clause 6 of this Agreement and that he has no claim against the Company, any Group Company or any officer or employee thereof, whether statutory or otherwise;

10.1.4.	the conditions regulating compromise agreements under the Acts are satisfied in relation to this Agreement; and

10.1.5.	he will procure that the Advisor signs the certificate set out in Schedule II to this Agreement on or shortly after the date of the terms of this Agreement are agreed and the Termination Date.

11.	LEGAL FEES

The Company will pay to the firm at which the Adviser practises the sum of £5,000 (plus VAT) within 30 days of receipt of an invoice addressed to the Employee but marked payable by the Company in respect of the Employee’s legal fees wholly and exclusively incurred in connection with the termination of his employment and the concluding of this Agreement.

12.	CONFIDENTIALITY AND STATEMENTS

12.1.	The Employee undertakes that he:-

12.1.1.

agrees to maintain as secret and confidential the terms of this Agreement, save where such disclosure is necessary to the Employee’s professional advisors, HM Revenue & Customs, or his immediate family (provided that the Employee procures that such family members obey the same duty of confidentiality).

12.1.2.

agrees not to make or cause to be made any statement, whether written or verbal, to any third party including for the avoidance of doubt any client, customer or supplier, the media, the public press or any other medium that can be accessed by the general public that disparages or damages the reputation and/or standing of the Company, the Second Company any Group Company or any officer or employee thereof.

12.2.	In consideration of the Employee's undertakings at Clause 12.1 above the Company and the Second Company agree that they shall not:-

12.2.1.	disclose to any third party the terms of this Agreement other than to their professional advisers and where such disclosure is required by any statutory requirement; and
12.2.2.

authorise its officers and employees (and shall instruct Mr Rathgaber, Mr Keller and other employees with knowledge of the allegations made against the Employee in the disciplinary process not) to make or cause to be made any statement, whether written or verbal, to any third party including for the avoidance of doubt any client, customer or supplier, the media, the public press or any other medium that can be accessed by the general public that disparages or damages the reputation and/or standing of the Employee.

12,3    In the event that the Employee becomes aware of any disparaging remark about him allegedly made by an officer or employee of the Company or the Second Company he should notify the Company by sending an appropriate email to the Second Company’s General Counsel at or such other email address that may hereafter be provided by the Company or the Second Company for such purpose.

13.	OTHER MATTERS

13.1.

The Company and the Second Company enters into this Agreement for themselves and as agent for and trustee of all Group Companies and is duly authorised to do so.  The parties intend that each Group Company should be able to enforce in its own right the terms of this agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

13.2.

This Agreement, although marked “Without Prejudice and Subject to Contract” shall, upon signature by all of the parties and upon signature of  Schedule II by the Advisor, be treated as an agreement binding on all parties at the date the Agreement is agreed.

13.3.	The Employee, the Advisor, the Company and the Second Company shall execute this Agreement on the date the terms are agreed and the Termination Date.

13.4.

The terms set out in this Agreement including the Schedules I to V attached hereto constitute the entire Agreement between the parties and are without any admission of liability by the Company or any Group Company or any employee.

13.5.	This Agreement is governed by the laws of England and Wales. The parties submit to the jurisdiction of the Courts of England and Wales.

SCHEDULE I:  Service Agreement

SCHEDULE II:  Certificate of Advisor

SCHEDULE III: Resignation Letter

SCHEDULE IV:  Press Release

Executed as a deed by Bank Machine Limited acting by

Michael E. Keller...................................., a director, in the presence of:

/s/ Rachel Stephens....................................

Signature of witness

Rachel Stephens.....................................

Name of witness

3250 Briarpark Dr Ste 400 Houston, TX 77042.....................................

Address of witness

/s/ Michael E. Keller.................... Director

Signed as a deed on behalf of Cardtronics, Inc., a company incorporated in Delaware in the United States of America, by

Michael E. Keller...............................being a person who, in accordance with the laws of that territory, is acting under the authority of the Second Company

/s/ Michael E. Keller.................... Authorised Signatory

Signed as a deed by Ronald Joseph Delnevo in the presence of:

/s/ P. Bentley.....................................

Signature of witness

Mrs. P Bentley.....................................

Name of witness

446A Brighton Rd South Croydon CR2 6AP.....................................

Address of witness

/s/ R. J. Delnevo.......................... Ronald Joseph Delnevo